Exhibit 5

October 17, 2005

Monsanto Company

800 North Lindbergh Boulevard

St. Louis, Missouri 63167

Ladies and Gentlemen:

We have acted as counsel to Monsanto Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the Company’s 5½% Senior Notes due 2025 (the “Registered Notes”), to be issued in exchange for the Company’s currently outstanding 5½% Senior Notes due 2025 (the “Outstanding Notes”), which were issued by the Company, without registration under the Act, to certain investors who represented to the Company that they were “qualified institutional buyers” within the meaning of Rule 144A under the Act. The Outstanding Notes were issued in aggregate principal amount of $314,490,000 on August 25, 2005, pursuant to an Indenture, dated as of August 1, 2002 (the “Indenture”), between the Company and Bank of New York Trust Company, N.A., as successor trustee, the form of which is incorporated by reference as an exhibit to the Registration Statement. The Registered Notes will also be issued under the Indenture.

To enable us to render the opinion set forth below, we have examined the Indenture, the form of the Registered Notes, corporate records of the Company, and such other documents and materials as we have considered relevant, and have made such investigation of matters of law and of fact as we have considered appropriate.

Based on the foregoing, we are of the opinion that:

1.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power to execute and deliver the Registered Notes.

2.    The Indenture has been duly executed and delivered by the Company. Upon compliance by the Company with the procedures specified in the Indenture relating thereto, the issuance of the Registered Notes will be duly authorized.

Monsanto Company

October 17, 2005

        3.     When the Registered Notes have been executed by the Company, authenticated by the Trustee and delivered in exchange for the Outstanding Notes on the terms described in the prospectus which is included in the Registration Statement, the Registered Notes will constitute the valid and binding obligations of the Company, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy and other laws affecting creditors' rights generally as in effect from time to time, and except that the availability of certain equitable remedies may be limited by generally applicable equitable principles.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name in the Registration Statement and the related prospectus and prospectus supplements.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following:

(a)  Our opinions herein reflect only the application of applicable laws of the State of New York, the federal laws of the United States of America and, to the extent required by the foregoing opinions, the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b)   Our opinions herein are subject to and may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relative to fraudulent conveyances, preference and equitable subordination, (ii) general principles or equity (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) requirements that a claim with respect to any Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars with respect to such a claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

(c)   Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed

Monsanto Company

October 17, 2005

exchange and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(d)   We express no opinion as to the enforceability of any rights to indemnification or contribution provided for in the Indenture the Registered Notes or other agreement which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights.

(e)   We express no opinion as to the enforceability of any provision in the Indenture, the Registered Notes or other agreement purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or the Subsidiary or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive, or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law.

Very truly yours,

BRYAN CAVE LLP